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                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors
of Zygo Corporation


We consent to incorporation by reference in the Registration Statement dated May 12, 2003, for the registration of shares for the Zygo Corporation 2002 Equity Incentive Plan on Form S-8 of Zygo Corporation of our report dated August 16, 2002, relating to the consolidated balance sheets of Zygo Corporation and subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2002, which report appears in or is incorporated by reference into the June 30, 2002 Annual Report on Form 10-K of Zygo Corporation.


                                                          KPMG LLP

Hartford, Connecticut
May 8, 2003